Exhibit 10.19(b)

AMENDMENT NO. 2

TO THE

CHITTENDEN CORPORATION

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

This Amendment No. 2 to the Chittenden Corporation Supplemental Executive Savings Plan (the “Plan”) hereby further amends the Plan as described below pursuant to authority granted by the Board in accordance with Section 6.2 of the Plan. This Amendment No. 2 shall be effective as of January 1, 2012.

1. Section 3.6 of the Plan is hereby amended by deleting that Section in its entirety, and replacing it with the following:

Each Participant’s Cash With Interest Account shall be credited with additional Investment Credits on a monthly basis at the Plan Interest rate. For purposes of this Section 3.6, the term “Plan Interest” shall mean interest computed at the nominal annual rate, compounded monthly, as will result in an annual percentage yield (APY) at the rate set forth on Appendix A hereto for the applicable Plan Years specified in such Appendix A. Upon recommendation of the Administrative Committee, the Committee may (but shall not be required to) increase or decrease the APY used to calculate Plan Interest for a given Plan Year prior to the beginning of such Plan Year.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Chittenden Corporation Supplemental Executive Savings Plan to be executed by its officer duly authorized on this 23rd day of December, 2011.

PEOPLE’S UNITED FINANCIAL, INC. As successor by merger to Chittenden Corporation

By:	/s/ Robert E. Trautmann
Robert E. Trautmann
Senior Executive Vice President,
General Counsel